Exhibit 3.2
AMENDMENT NO. 2
TO
AMENDED AND RESTATED BY-LAWS
OF
OCLARO, INC.
     The Amended and Restated By-laws, as amended, of Oclaro, Inc. (the “Corporation”) are hereby amended to replace each reference to “Bookham, Inc.” with “Oclaro, Inc.”
     Except as aforesaid, the By-laws shall remain in full force and effect.
          Adopted by the Board of Directors on April 21, 2009 and effective April 27, 2009